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                                                                 Exhibit 15.01
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ERNST & YOUNG                787 Seventh Avenue             Phone # 212-773-3000
                          New York, New York  10019



             INDEPENDENT ACCOUNTANTS' REPORT ON REVIEW OF INTERIM
                             FINANCIAL INFORMATION


Board of Directors
Volt Information Sciences, Inc.


We have reviewed the accompanying unaudited condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of April 29, 1994, and the related condensed consolidated statements of operations for the six and three month periods ended April 29, 1994 and April 30, 1993, and the related condensed consolidated statements of cash flows for the six month periods ended April 29, 1994 and April 30, 1993. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Volt Information Sciences, Inc. as of October 29, 1993, and the related consolidated statements of operations and cash flows for the year then ended, not presented herein; and in our report dated January 5, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of October 29, 1993, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                 Ernst & Young





June 1, 1994